      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1999
                           REGISTRATION NO. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 ---------------
                          MINDSPRING ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

                                 ---------------


                DELAWARE                                     58-2113290
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                    Identification Number)


                                 ---------------

                      1430 WEST PEACHTREE STREET, SUITE 400
                                ATLANTA, GA 30309

                                 (404) 815-0770

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                                CHARLES M. BREWER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          MINDSPRING ENTERPRISES, INC.
                      1430 WEST PEACHTREE STREET, SUITE 400
                                ATLANTA, GA 30309
                                 (404) 815-0770

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                    COPY TO:
                             NANCY J. KELLNER, ESQ.
                             HOGAN & HARTSON L.L.P.
                                 COLUMBIA SQUARE
                           555 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1109
                                 (202) 637-5600

                                 ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

                                 ---------------

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                 ---------------

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

                                 ---------------

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                 ---------------

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                                 PROPOSED
        TITLE OF EACH CLASS            AMOUNT             PROPOSED               MAXIMUM             AMOUNT OF
           OF SECURITIES               TO BE          MAXIMUM OFFERING          AGGREGATE           REGISTRATION
          TO BE REGISTERED           REGISTERED        PRICE PER SHARE        OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value....  376,116 shares         $86.28(1)           $32,451,288(1)         $9,022.00
===============================================================================================================

(1)   Estimated solely for purposes of calculating the registration fee.

                                 ---------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS

                                 376,116 SHARES

                          MINDSPRING ENTERPRISES, INC.

                                  COMMON STOCK

                                 ---------------

       MindSpring Enterprises, Inc. is a leading national Internet service provider focused on serving individuals and small businesses. We are also a leading provider of Web hosting services, a complement to our Internet access business and one of the fastest growing segments of the Internet marketplace. This prospectus relates to the offer and sale from time to time of up to 376,116 shares of our common stock by one of our stockholders, ICG PST, Inc., formerly known as NETCOM On-Line Communication Services, Inc. We will not receive any proceeds from the sale of these shares by ICG PST.

       Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "MSPG." On March 9, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $91.625.

       Our principal executive offices are located at 1430 West Peachtree Street, Suite 400, Atlanta, Georgia 30309, and our telephone number at that address is (404) 815-0770.

                                 ---------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

                                 ---------------

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------














                        PROSPECTUS DATED MARCH __, 1999.

       IF IT IS AGAINST THE LAW IN ANY STATE TO MAKE AN OFFER TO SELL THESE SHARES, OR TO SOLICIT AN OFFER FROM SOMEONE TO BUY THESE SHARES, THEN THIS PROSPECTUS DOES NOT APPLY TO ANY PERSON IN THAT STATE, AND NO OFFER OR SOLICITATION IS MADE BY THIS PROSPECTUS TO ANY SUCH PERSON.

       YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE NOR ICG PST HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR ANY SUPPLEMENT.


                                TABLE OF CONTENTS

                                                                            PAGE
Risk Factors................................................................ 3
Cautionary Note Regarding
  Forward-Looking Statements................................................18
Where You Can Find More
  Information...............................................................18
MindSpring..................................................................20
Use of Proceeds.............................................................20
Selling Stockholder.........................................................21
Plan of Distribution........................................................22
Legal Matters...............................................................24
Experts.....................................................................24


                                  RISK FACTORS

       In addition to the other information contained in this prospectus, you should carefully consider the following risk factors relating to MindSpring before purchasing shares of our common stock.

       We have a limited operating history during which we have incurred significant annual operating losses.

       We started our business on February 24, 1994 and began offering Internet access in June 1994. Our limited historical operating data and rapid growth may make it more difficult for you to evaluate our performance. Before 1998, we had incurred annual operating losses in each year since we started our business. Our annual net losses since 1995 and our accumulated deficit as of December 31, 1998 are as follows:


                                                      Annual                        Accumulated Deficit
                                                     Net Loss                      as of December 31, 1998
                                                     --------                      -----------------------
              1995                                 $1,959,000
              1996                                 $7,612,000
              1997                                 $4,083,000
              1998                                   N/A                                 $3,185,000

       Our ability to maintain profitability and positive cash flow depends upon a number of factors, including our ability to increase revenue while maintaining or reducing per subscriber costs. We may not succeed in increasing revenue while maintaining or reducing per subscriber costs or achieving or sustaining positive cash flow in the future, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITIONS OF SUBSCRIBER ACCOUNTS, INCLUDING THE SPRY AND NETCOM ACQUISITIONS.

       As part of our business strategy, we have acquired subscriber accounts and related assets from other companies. In October 1998, we acquired approximately 130,000 subscribers and related assets of Spry, Inc. from America Online, Inc. In February 1999, we completed the acquisition of approximately 400,000 subscribers from NETCOM On-Line Communication Services, Inc., now known as ICG PST, Inc., a wholly owned subsidiary of ICG Communications, Inc. We will continue to evaluate strategic acquisitions of businesses and subscriber accounts principally relating to our current operations. These transactions commonly involve risks. These risks include, among others, that:

       - we may experience difficulty in assimilating the acquired operations and personnel;

       -      the acquisition may disrupt our ongoing business;

       - the acquisition may divert management's attention from our ongoing business;

       - we may not be able to successfully incorporate acquired assets, technology and rights into our service offerings;

       - we may not be able to maintain uniform standards, controls, procedures, and policies;

       - we may lack the necessary experience to enter new markets and add new services; and

       - an acquisition may impair our relationships with employees and subscribers as a result of changes in management.

       We may not be successful in overcoming these risks or any other problems encountered in connection with the Spry and NETCOM acquisitions or any future transactions. In addition, a transaction could require us to (1) issue additional equity securities, which would dilute our stockholders, (2) incur additional debt, or (3) amortize acquisition or debt-related expenses for goodwill and other intangible assets. We were required to take each of these actions to complete the NETCOM acquisition. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY MANAGE OUR GROWTH.

       We may not be successful in effectively managing our growth. Our rapid growth has in the past placed, and may in the future place, a significant strain on our business and financial resources. The rapid expansion of our subscriber base, including through the Spry and NETCOM acquisitions, has placed increasing demands on our customer service and technical support resources. Failure to manage our recent and anticipated growth could have a material adverse effect on our business, results of operations and financial condition.

       For us to effectively (1) manage our rapidly growing operations, (2) successfully integrate newly acquired assets, including those acquired in the Spry and NETCOM acquisitions, and (3) continue to implement a nationwide strategy and network, we must:

       - continue to implement and improve our operational, financial, and management information systems;

       - closely monitor service quality, particularly through third-party points-of-presence, or "POPs";

       -      integrate leased physical sites;

       - acquire and install necessary equipment and telecommunications facilities;

       - implement marketing efforts in new and existing markets, which may involve expanding our marketing strategy to include telemarketing and other methods;

       - add new services such as dedicated Internet access services and provide related customer and technical support;

       - employ qualified personnel to provide technical and marketing support for new sites;

       - identify, attract, train, integrate, and retain other qualified personnel, including new management personnel;

       -      develop additional expertise; and

       -      continue to expand our operational and financial resources.

WE HAVE SIGNIFICANT DEBT AND WE MAY BE UNABLE TO SERVICE THAT DEBT.

       On February 17, 1999, we entered into a credit agreement with First Union National Bank and other lenders establishing a $100 million secured revolving credit facility. Also on February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition. At December 31, 1998, giving effect to the Spry acquisition, the NETCOM acquisition and the borrowings under the credit facility as if they had occurred on January 1, 1998:

       -      we would have had $85.1 million of indebtedness;

       -      stockholders' equity would have been $237.1 million; and

       - our earnings would have been insufficient to cover our fixed charges for the year ended December 31, 1998 by $96.2 million.

       We cannot assure you that we will be able to improve our earnings before fixed charges or that we will be able to meet our debt service obligations under our credit facility. We will be in default under the terms of our credit facility if (1) we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or (2) we otherwise fail to comply with the various covenants in our debt obligations. A default would permit the holders of the indebtedness to accelerate its maturity. This, in turn, would have a material adverse effect on our business, financial condition and results of operations. In addition, we are required under the terms of the credit facility to obtain, within 90 days after February 17, 1999, landlord consents under some of our operating leases. If we do not obtain these consents by the required date, the lenders' commitment under the credit facility could be reduced to $20 million, which could have a material adverse effect on our business, financial condition and results of operations.

       Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

       - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

       - limiting our flexibility in planning for, or reacting to, changes in our business;

       - placing us at a competitive disadvantage to those of our competitors having lower levels of debt;

       - making us more vulnerable to a downturn in our business or the economy generally; and

       - requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes, such as working capital and capital expenditures.

       To be able to meet our obligations under our credit facility, we must successfully implement our business strategy, which includes:

       -      expanding our network;

       - attracting or acquiring and retaining a significant number of subscribers; and

       -      achieving significant and sustained growth in our cash flow.

       We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will in turn depend upon prevailing economic conditions and financial, business and other factors.

       If the implementation of our business strategy is delayed or unsuccessful, or if we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain necessary financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations.

VARIOUS FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS.

       Our future success depends on a number of factors, many of which are beyond our control. In particular, our revenue depends on our ability to attract and keep subscribers. We normally offer our new subscribers a 30-day money-back satisfaction guarantee. In addition, our subscribers, including the recently acquired Spry and NETCOM subscribers, may discontinue their service at the end of any month for any reason. We incur some expenses based on our expectations of future revenue. If revenue is less than we expect, we may not be able to reduce expenses proportionately. If we do not do so, our operating results, cash flows, and liquidity will likely be adversely affected.

       Our operating results, cash flows and liquidity may also fluctuate significantly in the future due to other factors beyond our control which include:

       -      how quickly we are able to acquire new subscribers;

       -      how expensive it will be to acquire new subscribers;

       - the impact of increased depreciation and amortization from acquisitions;

       - how much money we have to spend to improve our business and expand our operations;

       - how quickly we are able to develop new products and services that our subscribers require;

       -      how our prices compare to those of our competitors;

       - whether customers accept our new and enhanced products and services;

       -      how much our operating expenses increase;

       -      the nature of changes in our strategy;

       -      whether we lose key employees;

       - whether we experience business disruptions resulting from third parties encountering "Year 2000" computer problems;

       - whether and how quickly alternative technologies introduced by our competitors gain market acceptance;

       - whether our arrangements with third-party network providers under various services agreements prove to be viable;

       -      changes in laws and regulations which affect our business;

       - the extent to which we experience increased competition in our markets; and

       -      other general economic factors.

       Due to all of the foregoing factors, it is likely that in some future periods, our operating results and/or our growth rate will be below what public market analysts and investors expect. If that happens, the market price of our common stock could decline materially.

       Technology and industry standards relating to our business are constantly evolving and our success depends on our ability to keep pace with these developments.

       The market for Internet access and Web hosting is characterized by rapidly changing technology, evolving industry standards, changes in subscriber needs, and frequent new service and product introductions. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, and to enhance our existing services and develop new services to meet changing subscriber needs on a timely and cost-effective basis. We may not be successful in achieving these goals.

       We believe that our ability to compete successfully will also depend upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established or, if they are established, we may not be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. In addition, others may develop services or technologies that will render our services or technology noncompetitive or obsolete.

       We are also at risk to fundamental changes in the way customers access the Internet. Currently, customers access Internet services primarily through computers connected by telephone lines. Several companies, however, have developed cable television modems that transmit data at substantially faster speeds than the modems that we and most of our subscribers currently use. As the Internet becomes accessible through these cable television modems and by screen-based telephones, wireless products, televisions, and other consumer electronic devices, or as subscriber requirements change the way Internet access is provided, we must develop new technology or modify our existing technology to accommodate these developments.

       We will have to continue to modify and expand the means by which we deliver our services. As discussed below, our ability to offer cable wire access to our subscribers may depend on our ability to negotiate agreements with cable companies and, therefore, may be very limited. Our pursuit of technological advances, such as a new technology called Digital Subscriber Lines, or "DSL," that uses telephone lines for high-speed data transfers, may require substantial time and expense. We may not succeed in adapting our Internet access business to alternate access devices and conduits.

WE MAY NEED ADDITIONAL CAPITAL TO FINANCE OUR GROWTH AND CAPITAL REQUIREMENTS.

       We must continue to enhance and develop our network to maintain our competitive position and continue to meet the increasing demands for service quality, availability, and competitive pricing. Despite the availability of additional network capacity from third-party network providers, we intend to maintain the flexibility to expand or open MindSpring POPs or make other capital investments as dictated by subscriber demand or strategic considerations. To open new MindSpring POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to further expand our subscriber base nationwide, we will probably have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:

       -      fund growth, operating losses and increases in expenses;

       - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or

       - otherwise respond to unanticipated developments or competitive pressures.

       If we do not have enough cash on hand, cash generated from our operations, or cash available under our credit facility to meet these cash requirements, we will need to seek alternative sources of financing to carry out our growth and operating plans. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding and attempt to attain profitability in our existing operations.

OUR BUSINESS DEPENDS ON OUR NETWORK INFRASTRUCTURE, INCLUDING OUR ABILITY TO OBTAIN SUFFICIENT NETWORK CAPACITY.

       The future success of our business will depend on the capacity, reliability, and security of our network infrastructure, including the third-party POPs. We will need to use substantial financial, operational, and management resources to expand and adapt our network infrastructure to meet the needs of an increasing number of subscribers and to accommodate the expanding amount and type of information they wish to transfer. We may not be able to expand or adapt our network infrastructure to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all.

       In the past we have experienced shortages in bandwidth capacity, both at the level of particular POPs, which affects only subscribers attempting to use the particular POP, and in connection with system-wide services, such as e-mail and news group services. If we do not maintain sufficient bandwidth capacity in our network connections, subscribers will perceive a general slowdown of all services on the Internet. We will sometimes temporarily delay adding new subscribers in cities experiencing significant capacity constraints until the capacity constraints can be alleviated. This is done to protect the service levels for current subscribers. Similar problems can occur if we are unable to expand the capacity of our information servers for e-mail, news, and the World Wide Web fast enough to keep up with demand from our rapidly expanding subscriber base. If the capacity of our servers is exceeded, subscribers will experience delays when trying to use a particular service. While our objective is to maintain excess capacity, our failure to expand or enhance our network infrastructure on a timely basis or to adapt it to an expanding subscriber base, changing subscriber requirements, or evolving industry standards could materially adversely affect our business, financial condition, and results of operations.

WE ARE DEPENDENT ON THIRD-PARTY NETWORK PROVIDERS.

       In a significant number of markets, we provide Internet access exclusively through third-party POPs. Our ability to provide Internet access to our subscribers will be limited if (1) third-parties are unable or unwilling to provide POP access to our subscribers, (2) we are unable to secure alternative POP arrangements upon partial or complete termination of third-party network provider agreements or (3) there is a loss of access to third-party POPs for other reasons. These events could also limit our ability to further expand nationally, which could, in turn, have a material adverse effect on our business. If we lose access to third-party POPs under our current arrangements, we may not be able to make alternative arrangements on terms acceptable to us, or at all. We do not currently have any plans or commitments with respect to alternative POP arrangements, although there are some geographic overlaps among our current arrangements. Moreover, while our contracts with the third-party providers require them to provide commercially reliable service to MindSpring's subscribers with a significant assurance of accessibility to the Internet, the performance of third-party providers may not meet our requirements, which could materially adversely affect our business, financial condition and results of operations.

       In connection with the NETCOM acquisition, we entered into a network services agreement with NETCOM, which has changed its name to ICG PST, Inc. We expect to provide service to the majority of subscribers we acquired from NETCOM under this agreement which at least for the first year of the agreement, will be at favorable rates. However, ICG PST is just beginning to offer network services as a third-party provider for companies like MindSpring. We cannot be sure that this network agreement will be adequate to provide the level of service we require for our subscribers, and there may be operating inefficiencies, network reliability issues or technical support difficulties that are outside of our control.

OUR OPERATIONS AND SERVICES ARE VULNERABLE TO NATURAL DISASTERS.

       Our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access services, is located at a single facility in Atlanta, Georgia. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our headquarters, network hub, or a MindSpring or third-party network provider POP could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. We do not currently maintain fully redundant or back-up Internet services or backbone facilities or other fully redundant computing and telecommunications facilities. Any accident, incident, system failure, or discontinuance of operations involving our network or a third-party network that causes interruptions in our operations could have a material adverse effect on our ability to provide Internet services to our subscribers and, in turn, on our business, financial condition, and results of operations.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS.

       We rely on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long-distance lines. We may experience disruptions or capacity constraints in these telecommunications services. If disruptions or capacity constraints occur, we may have no means of replacing these services, on a timely basis or at all. In addition, local phone service is sometimes available only from the local monopoly telephone company in each of the markets we serve. We believe that the federal Telecommunications Act of 1996 generally will lead to increased competition in the provision of local telephone service, but we cannot predict when or to what extent this will occur or the effect of increased competition on pricing or supply.

       We depend on a few third-party suppliers of hardware components. Currently, we acquire some components we use to provide our networking services from only one source, including modems and terminal servers manufactured by 3Com Corporation and high-performance routers manufactured by Cisco

Systems, Inc. The expansion of our network infrastructure and the expansion of Internet services in general is placing, and will continue to place, a significant demand on our suppliers, some of which have limited resources and production capacity. From time to time, we have experienced delayed delivery from suppliers of new telephone lines, modems, terminal servers, and other equipment. If delays of this nature are severe, all incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to MindSpring. If our suppliers cannot adjust to meet increasing demand, the higher demand levels may prevent them from continuing to supply components and products in the quantities, at the quality levels and at the times we require, or at all. If we are unable to develop alternative sources of supply, if required, we could experience delays and increased costs in expanding our network infrastructure.

       Our suppliers and telecommunications carriers also sell or lease products and services to our competitors and may be, or in the future may become, competitors themselves. Our suppliers and telecommunications carriers may enter into exclusive arrangements with our competitors or stop selling or leasing their products or services to us at commercially reasonable prices, or at all.

OUR NETWORK IS VULNERABLE TO SECURITY BREACHES AND INAPPROPRIATE USE BY INTERNET USERS WHICH COULD DISRUPT OUR SERVICE.

       The future success of our business will depend on the security of our network and, in part, on the security of the network infrastructures of our third-party providers, over which we have no control. Despite the implementation of security measures, our infrastructure and the infrastructures of our network providers are vulnerable to computer viruses or similar disruptive problems caused by our or their subscribers or other Internet users. Computer viruses or problems caused by third parties, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation in service to our subscribers. Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems by their inappropriate use of the Internet, which could cause losses to us or our subscribers or deter persons from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures to prevent this, "hackers" have circumvented security measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.

       To alleviate problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our subscribers, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. Subscribers or others may assert claims of liability against us as a result of any failure by us to prevent these network malfunctions and security breaches. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and our subscriber base and revenue in particular.

THE INTERNET ACCESS AND WEB HOSTING MARKETS ARE VERY COMPETITIVE.

       The markets for the provision of Internet access and Web hosting services to individuals and small businesses are extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We may not be able to compete successfully against current or future competitors, many of whom may have financial resources greater than ours. Increased competition could cause us to increase our selling and marketing expenses and related subscriber acquisition costs and could also result in increased subscriber attrition. We may not be able to offset the effects of these increased costs through an increase in the number of our subscribers or higher revenue from enhanced services and we may not have the resources to continue to compete successfully. These developments could adversely affect our business, financial condition and results of operations.

       COMPETITIVE FACTORS. We believe that the primary competitive factors determining success in the Internet access and Web hosting markets are a reputation for reliability and service, effective customer support, pricing, easy-to-use software, and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing, and other resources. In addition, every local market that we have entered or intend to enter is served by multiple local ISPs.

       OUR COMPETITORS. We currently compete or expect to compete with the following types of companies:

       - established on-line commercial information service providers, such as AOL;

       - national long-distance carriers, such as AT&T Corp. and MCI WorldCom, Inc.;

       -      national commercial ISPs, such as EarthLink Network, Inc.;

       - computer hardware and software and other technology companies, such as IBM Corp. and Microsoft Corporation;

       - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

       - national and regional Web hosting companies that focus primarily on providing Web hosting services;

       -      cable operators and on-line cable services;

       -      local telephone companies and regional Bell operating companies;
              and

       -      nonprofit or educational Internet service providers.

       We believe that new competitors, including large computer hardware and software, media, and telecommunications companies, will continue to enter the Internet access and Web hosting markets. As consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on their Internet access and Web hosting services, resulting in even greater competition for us. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with these services, reducing the overall cost of their Internet access and Web hosting solutions and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or Web hosting could also put us at a significant competitive disadvantage.

       BROADBAND TECHNOLOGIES. We also face competition from companies that provide broadband connections to consumers' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may use broadband technologies to include Internet access or Web hosting in their basic bundle of services or may offer Internet access or Web hosting services for a nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.

       The companies that own these broadband networks could prevent us from delivering Internet access through the wire and cable connections that they own. Cable television owners are not currently required to allow ISPs to access their broadband facilities and the terms of ISP access to broadband local telephone company networks are not certain. Therefore, our ability to compete with telephone and cable television companies that are able to support broadband transmission, and to provide better Internet services and products may depend on future regulation to guarantee open access to the broadband networks. However, in January 1999, the Federal Communications Commission declined to take any action to mandate or otherwise regulate access by ISPs to broadband facilities at this time. It is unclear at this time whether and to what extent local and state regulatory agencies will take any initiatives to implement this type of regulation, and whether they will be successful in establishing their authority to do so. If the owners of these high-speed, broadband facilities increasingly use them to provide Internet access and we are unable to gain access to these facilities on reasonable terms, our business, financial condition and results of operations could be materially adversely affected.

       NO INTERNATIONAL OPERATIONS. We do not currently compete internationally. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, we may be at a competitive disadvantage relative to our competitors.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

       Our success depends in part upon our software and related documentation. We principally rely upon copyright, trade secret, and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

       We have permission and, in some cases, licenses from each manufacturer of the software that we bundle in MindSpring's front-end software product for subscribers. Although we do not believe that the software or the trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims against us for infringement of their proprietary rights and these claims may be successful. We might also face third party claims as a result of our acquisition of software, trademarks and other proprietary technology from Spry and NETCOM.

       We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations. Parties making these claims could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. We cannot be certain, however, that third parties will extend licenses to us on commercially reasonable terms, or at all. If we fail to obtain the necessary licenses or other rights, it could materially adversely affect our business, financial condition and results of operations.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

       Our success depends upon the continued efforts of our senior management team and our technical, marketing, and sales personnel. These employees may voluntarily terminate their employment with us at any time. Our success also depends on our ability to attract and retain additional highly qualified management, technical, marketing, and sales personnel. The process of hiring employees with the combination of skills and attributes required to carry out our strategy can be extremely competitive and time-consuming. We may not be able to successfully retain or integrate existing personnel or identify and hire additional personnel. If we lose the services of key personnel or are unable to attract additional qualified personnel, our business, financial condition and results of operations could be materially and adversely affected.

ITC HOLDING COMPANY, INC., ONE OF OUR PRINCIPAL STOCKHOLDERS, AND OUR MANAGEMENT CAN EXERCISE SIGNIFICANT INFLUENCE OVER MINDSPRING.

       ITC Holding Company, Inc. indirectly owns approximately 18.5% of our common stock as of January 31, 1998. MindSpring's executive officers and directors own an aggregate of approximately 10.4% of our common stock as of the same date. As a result, if ITC Holding and management act together, they would be able to exercise significant influence over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters, such as some types of change-of-control transactions. The common stock of MindSpring owned by ITC Holding is pledged to ITC Holding's lenders in connection with a credit facility. If ITC Holding's subsidiaries default under the credit facility, ITC Holding could lose ownership of all of its stock in MindSpring and someone unknown to us would become a significant stockholder of MindSpring.

SOME OF OUR DIRECTORS HAVE CONFLICTS OF INTEREST INVOLVING ITC HOLDING.

       ITC Holding, as a significant stockholder of MindSpring, and Campbell B. Lanier, III, William H. Scott, III, and O. Gene Gabbard, who are directors of MindSpring and directors, stockholders, and, in the case of Messrs. Lanier and Scott, officers of ITC Holding, are in positions involving the possibility of conflicts of interest with respect to transactions concerning MindSpring. Some decisions concerning our operations or financial structure may present conflicts of interest between us and ITC Holding and/or its affiliates. For example, if we are required to raise additional capital from public or private sources to finance our anticipated growth and contemplated capital expenditures, our interests might conflict with those of ITC Holding and/or its affiliates with respect to the particular type of financing sought. In addition, we may have an interest in pursuing acquisitions, divestitures, financings, or other transactions that, in our judgment, could be beneficial to us, even though the transactions might conflict with the interests of ITC Holding and/or its affiliates. If these conflicts do occur, ITC Holding and its affiliates may exercise their influence in their own best interests.

       We currently engage and expect in the future to engage in transactions with ITC Holding and/or its affiliates. In addition, we provide Internet access to various companies controlled by ITC Holding, although the revenue we derive from these sources is not substantial. We have a policy that requires any material transaction with our officers, directors, or principal stockholders, or their affiliates, to be on terms no less favorable to MindSpring than we reasonably could have obtained in arm's-length transactions with independent third parties. We believe that each current transaction in which we are engaged with an affiliate complies with this policy.

THE ABILITY OF OUR STOCKHOLDERS TO EFFECT CHANGES IN CONTROL OF MINDSPRING IS LIMITED.

       There are provisions in our Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, and the Delaware General Corporation Law that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer, or proxy contest involving MindSpring or could discourage a third-party from attempting to acquire control of MindSpring, even if these events would be beneficial to the interests of the stockholders. In particular, our board of directors could delay a change in control of MindSpring. In addition, the Restated Certificate authorizes the board of directors to provide for the issuance of shares of preferred stock of MindSpring, in one or more series, which the board of directors could issue without further stockholder approval and with terms and conditions and rights, privileges, and preferences determined by the board of directors. We have no current plans to issue any shares of preferred stock. We are also governed by Section 203 of the Delaware Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless specified conditions are met. These factors could have the effect of delaying, deferring, or preventing a change of control of MindSpring.

WE MAY BECOME REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION OR OTHER GOVERNMENT AGENCIES.

       We provide Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. As an Internet service provider, we are not currently directly regulated by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996.

       This finding is important because it means that regulations that apply to telephone companies and similar carriers do not apply to us. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and some health care providers. The FCC action is also likely to discourage states from regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

       Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. The FCC is also considering whether the universal service support obligations discussed above should apply to Internet-based telephone services, or whether Internet-based telephone services should be required to pay carrier access charges on the same basis as traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. Access charges have been a matter of continuing dispute, with long distance companies complaining that the rates are substantially in excess of cost, and local telephone companies arguing that access rates are justified to subsidize lower local rates for end users and other purposes. Both local and long distance companies, however, contend that these charges should apply to Internet-based telephony. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments. However, we cannot predict whether these debates will cause the FCC to reconsider its current policy of not regulating Internet service providers.

       The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against us relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations.

       If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to spend significant amounts of money to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

       Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to some types of content by minors, pricing, bulk e-mail or "spam," encryption standards, consumer protection, electronic commerce, taxation, copyright infringement, and other intellectual property issues. We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON MINDSPRING.

       Most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the 21st century from dates in the 20th century. As a result, various problems may arise from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached.

       Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 readiness issues could result in an interruption, or a failure, of some normal business activities or operations. Presently, we believe that the primary risks that we face with regard to the Year 2000 are those arising from third party services or products.

       In particular, MindSpring depends heavily on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of these network services or equipment could cause our customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support. This in turn could materially and adversely affect MindSpring's results of operations, liquidity and financial condition.

       Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, or if a large portion of our customers are unable to access the Internet due to Year-2000 related issues in connection with their own systems, MindSpring's results of operations, liquidity and financial condition could be materially and adversely affected.

       We also face Year 2000 risks related to the acquisitions we make. If we fail to identify and address Year 2000 issues in connection with our acquisitions, our results of operations, liquidity and financial condition could be materially and adversely affected.

       We have established a Year 2000 readiness program to coordinate appropriate activity to be taken to address the Year 2000 issue. As of December 31, 1998, we had incurred approximately $75,000 in connection with the implementation of the program. We expect to incur an additional $250,000 to $300,000 of expenses to implement the remainder of the Year 2000 readiness program. These estimates do not include additional costs which may be incurred in connection with expanding the program to include the systems and products acquired in the Spry and NETCOM transactions. These are our best estimates, and we do not believe that the total costs will have a material affect on our business. However, if the actual costs resulting from implementation of the Year 2000 readiness program significantly exceed our estimates, they may have a material adverse effect on our results of operations, liquidity and financial condition.

OUR CREDIT FACILITY CONTAINS RESTRICTIVE COVENANTS.

       Our credit facility contains restrictions on MindSpring and any of our future subsidiaries that affect, and in some cases prohibit or significantly limit, our ability and the ability of our future subsidiaries, if any, to:

       -      incur additional indebtedness;

       -      create liens;

       -      make investments;

       -      declare and pay cash dividends;

       -      issue some types of convertible and redeemable stock; and

       -      sell assets.

       Our credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control. We can offer no assurance that we will meet those tests. In addition, these restrictive covenants may adversely affect our ability to finance our future operations or capital needs, or to engage in other business activities that may be in our interest. A breach of any of these covenants could result in a default under the credit facility. Upon the occurrence of an event of default under the credit facility, our lenders could elect to declare all amounts outstanding under the credit facility, together with any accrued interest, to be immediately due and payable. If we were unable to repay those amounts, our lenders could proceed against the collateral granted to them to secure that indebtedness. Substantially all of our assets are pledged as collateral under the credit facility. If the credit facility were to be accelerated, we can offer no assurance that our assets would be sufficient to repay in full that indebtedness. An event of default or acceleration of the credit facility could have a material adverse effect on our business, financial condition and results of operations.

OUR STOCK PRICE WILL FLUCTUATE, AND COULD FLUCTUATE SIGNIFICANTLY.

       Since our common stock has been publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including, among other things:

       - the depth and liquidity of the trading market for our common stock;

       -      quarterly variations in actual or anticipated operating results;

       -      growth rates;

       -      changes in estimates by analysts;

       - market conditions in the industry, including demand for Internet access;

       -      announcements by competitors;

       -      regulatory actions; and

       -      general economic conditions.

       In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high-technology companies and which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. The occurrence of any of these events could result in a material decline in the price of our common stock.

WE DO NOT ANTICIPATE THAT WE WILL PAY CASH DIVIDENDS.

       We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. In addition, our credit facility contains limits on our ability to declare and pay cash dividends.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. Our Securities Exchange Act file number for our SEC filings is 0-27890. You may read and copy any document we file with the SEC at the following SEC public reference rooms:


        450 Fifth Street, N.W.                  7 World Trade Center                500 West Madison Street
        Room 1024                               Suite 1300                          Suite 1400
        Washington, D.C. 20549                  New York, New York 10048            Chicago, Illinois 60661

       You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

       Our SEC filings also are available from the SEC's Web Site at http://www.sec.gov.

       Our common stock is quoted on the Nasdaq National Market under the symbol "MSPG," and our SEC filings can also be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

       This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

       - Our Annual Report on Form 10-K for our fiscal year ended December 31, 1997, filed with the SEC on March 30, 1998, which we amended by filing an amendment on Form 10-K/A with the SEC on April 30, 1998.

       -      Our Quarterly Reports on Form 10-Q for the:

              -      quarter ended March 31, 1998, filed with the SEC on May 1,
                     1998,

              - quarter ended June 30, 1998, filed with the SEC on August 13, 1998, which we amended by filing an amendment on Form 10-Q/A with the SEC on December 7, 1998, and

              - quarter ended September 30, 1998, filed with the SEC on November 16, 1998.

       -      Our Current Reports on Form 8-K, filed with the SEC on:

              -      June 25, 1998;

              -      September 15, 1998;

              - November 13, 1998, which we amended by filing a report on Form 8-K/A with the SEC on December 11, 1998;

              - December 7, 1998, which we amended by filing a report on Form 8-K/A with the SEC on December 11, 1998;

              -      January 8, 1999; and

              -      February 25, 1999.

       - The description of our common stock included in a registration statement on Form 8-A, filed with the SEC on March 1, 1996, including any amendments or reports filed for the purpose of updating that description.

       In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the offered securities to which this prospectus relates are sold or the offering is otherwise terminated.

       You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (404) 815-0770 between the hours of 9:00 a.m. and 4:00 p.m., Atlanta, Georgia local time:

                               Investor Relations
                          MindSpring Enterprises, Inc.
                      1430 West Peachtree Street, Suite 400
                             Atlanta, Georgia 30309

                                   MINDSPRING

       MindSpring, which began operations in February 1994, is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our subscribers use their MindSpring accounts to, among other things, communicate, retrieve information, and publish information on the Internet. Our primary service offerings are dial-up Internet access and Web hosting, both of which we offer in various price and usage plans designed to meet the needs of our subscribers. Web hosting complements our Internet access business and is one of the fastest growing segments of the Internet marketplace. In addition to dial-up Internet access and Web hosting, we offer other value-added services, such as Web page design. We believe that our highly responsive customer service and technical support, which is available 24 hours a day, seven days a week distinguishes MindSpring from other ISPs.

       Our nationwide network consists of MindSpring-owned points of presence, or POPs, and POPs that are owned by other companies with which we have service agreements. This reliable network enables subscribers in the 48 contiguous U.S. states and the District of Columbia to access the Internet via a local telephone call.

       Our objective is to strengthen MindSpring's position as a leading national provider of high quality Internet access, Web hosting and other value-added services to individuals and small businesses. We believe that to achieve this objective we need to continue to:

              - provide superior customer service and technical support by maintaining and, as necessary, increasing our staff of qualified service and support personnel;

              - efficiently expand our national network through a combination of MindSpring-owned POPs and POPs we lease from third-party network service providers;

              - expand our targeted marketing and distribution activities in markets where there is the opportunity for substantial market penetration;

              - increase our revenues from value-added services, such as Web hosting and Web page design, by continuing to take advantage of our current sales, marketing and network capabilities; and

              - engage in selected and strategic acquisitions of businesses and subscriber accounts.

       In October 1998 we acquired approximately 130,000 subscriber accounts and some related assets from Spry, Inc., a wholly owned subsidiary of America OnLine, Inc. In February 1999, we acquired approximately 400,000 subscriber accounts and some related assets from ICG PST, Inc., formerly known as NETCOM Online Communication Services, Inc., a wholly owned subsidiary of ICG Communications, Inc. These acquisitions increased our subscriber base to approximately 1,100,000 subscribers, compared to approximately 12,000 subscribers at the end of 1995, our first full year of operations. We intend to continue to evaluate new acquisition opportunities as they become available.


                                 USE OF PROCEEDS

       ICG PST will receive all of the net proceeds from the sale of the shares offered by this prospectus. Accordingly, MindSpring will not receive any proceeds from the sale of these shares.

                               SELLING STOCKHOLDER

       The selling stockholder is ICG PST, Inc., formerly known as NETCOM On-Line Communication Services, Inc., a wholly-owned subsidiary of ICG Communications, Inc. MindSpring issued 376,116 shares of its common stock to ICG PST on February 17, 1999 in partial consideration for MindSpring's acquisition of assets used in connection with the U.S. Internet services business operated by ICG PST. MindSpring has registered these shares under the Securities Act pursuant to an Asset Purchase Agreement between MindSpring and ICG PST dated January 5, 1999 and amended on February 17, 1999. MindSpring's registration of these shares does not necessarily mean that ICG PST will sell all or any of its shares of MindSpring common stock.

       The following table sets forth certain information with respect to ICG PST. Assuming all of the shares offered by this prospectus are sold, ICG PST will not own shares of MindSpring common stock after this offering that will represent 1% or more of MindSpring's outstanding common stock.


                                        SHARES BENEFICIALLY                                           SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER              OWNED PRIOR TO OFFERING            SHARES OFFERED              OWNED AFTER OFFERING
------------------------             -------------------------           --------------             ----------------------
ICG PST, Inc.                                376,116                        376,116                             0



                              PLAN OF DISTRIBUTION

       MindSpring is registering the shares offered by this prospectus on behalf of ICG PST. These shares may be sold or distributed from time to time by ICG PST, by its donees or transferees or by its other successors in interest. ICG PST may sell these shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. ICG PST reserves the right to accept or reject, in whole or in part, any proposed purchase of these shares, whether the purchase is to be made directly or through agents.

       ICG PST may offer these shares at various times in one or more of the following transactions:

       - in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

       - in transactions involving cross or block trades or otherwise on the Nasdaq National Market;

       - in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

       - in transactions "at the market" to or through market makers of MindSpring common stock or into an existing market for the common stock;

       - in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

       - through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

       -      in privately negotiated transactions;

       -      in transactions to cover short sales; or

              in a combination of any of the foregoing transactions.

ICG PST also may sell these shares in accordance with Rule 144 under the Securities Act.

       From time to time, ICG PST may pledge or grant a security interest in some or all of these shares. If ICG PST defaults in performance of the obligations secured by these shares, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. ICG PST also may transfer and donate these shares in other circumstances. The number of shares beneficially owned by ICG PST will decrease as and when ICG PST transfers or donates these shares or defaults in performing obligations secured by these shares. The plan of distribution for shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

       ICG PST may sell short its MindSpring common stock. ICG PST may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

       ICG PST may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of MindSpring common stock in the course of hedging the positions they assume with ICG PST, including positions assumed in connection with distributions of these shares by such broker-dealers. ICG PST also may enter into options or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, ICG PST may loan or pledge these shares to a broker-dealer, which may sell the loaned shares or, upon a default by ICG PST of the secured obligation, may sell or otherwise transfer the pledged shares.

       ICG PST may use brokers, dealers, underwriters or agents to sell these shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by ICG PST or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. ICG PST and any agents or broker-dealers that participate with ICG PST in the offer and sale of these shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of these shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor ICG PST can presently estimate the amount of such compensation.

       If ICG PST sells these shares in an underwritten offering, the underwriters may acquire these shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

       We have advised ICG PST that during such time as they may be engaged in a distribution of these shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits ICG PST, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

       All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by MindSpring.

       It is possible that a significant number of these shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the MindSpring common stock.

       This offering by ICG PST will terminate on the date specified in the Registration Procedures Agreement between MindSpring and ICG PST or, if earlier, on the date on which ICG PST has sold all of its shares.

                                  LEGAL MATTERS

       For the purposes of this offering, Hogan & Hartson L.L.P., Washington, D.C., has given its opinion as to the validity of the shares offered by ICG PST.

                                     EXPERTS

       The financial statements and financial statement schedules of MindSpring as of December 31, 1997 and 1998 and for the three years ended December 31, 1998; the financial statements of Spry, Inc. as of April 30, 1997 and January 31, 1998 and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998; and the financial statements of NETCOM On-Line Communication Services, Inc. Domestic Subscriber Operations as of December 31, 1997 and 1998, and for the three years ended December 31, 1998 that are incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect to these financial statements, and are included in this prospectus in reliance upon the authority of Arthur Andersen as experts in giving these reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All of these expenses will be paid by MindSpring. All amounts except the SEC registration fee are estimated.


          SEC Registration Fee.......................   $9,022.00
          Accounting Fees and Expenses...............          *
          Legal Fees and Expenses....................          *
          Printing and Engraving Expenses............          *
          Miscellaneous..............................          *
                                                        ------------
                    Total............................   $      *
                                                        ============

--------------------------------
*  To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Under Section 145 of the Delaware Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

       The Amended and Restated Certificate of Incorporation of the Company, as amended, contains provisions that provide that no director of the Company shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) liability under Section 174 of the Delaware Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Corporation Law. Under the Amended and Restated Bylaws of the Company, the Company is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, the Company has entered into indemnity agreements with each of its directors pursuant to which the Company has agreed to indemnify the directors as permitted by the Delaware Corporation Law and has obtained directors and officers liability insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.


         EXHIBIT
         NUMBER                                  EXHIBIT DESCRIPTION

           4         --    Form of Common Stock Certificate of the Company. (Filed as Exhibit
                           4 to registration statement on Form S-1, File No. 333-00108, and incorporated herein by reference.)
          *5.1       --    Opinion of Hogan & Hartson L.L.P, counsel to the Company, regarding the validity of the securities being offered by ICG PST.
          23.1       --    Consent of Arthur Andersen LLP.
         *23.2       --    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
          24         --    Power of Attorney (included on signature page).


-----------------------------
*  To be filed by amendment.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by mean of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, MindSpring certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on this 9th day of March, 1999.

                                 MINDSPRING ENTERPRISES, INC.

                                 By:    /s/ MICHAEL S. MCQUARY
                                    ---------------------------
                                     Michael S. McQuary
                                     President and Chief Operating Officer

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Brewer, Campbell B. Lanier, III and Michael S. McQuary, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, in the capacities indicated below, on this 9th day of March, 1999.

                       SIGNATURES                                            TITLE

                  /S/ CHARLES M. BREWER                    Chairman, Chief Executive Officer and Director
                                                                    (Principal executive officer)
----------------------------------------------------------
                    Charles M. Brewer


                 /S/ MICHAEL S. MCQUARY                    President, Chief Operating Officer and Director

----------------------------------------------------------
                   Michael S. McQuary

                 /S/ JULIET M. REISING                     Executive Vice President, Chief Financial
                                                           Officer and Treasurer (Principal financial officer
---------------------------------------------------------- and principal accounting officer)
                    Juliet M. Reising


                   /S/ O. GENE GABBARD                     Director

----------------------------------------------------------
                     O. Gene Gabbard

               /S/ CAMPBELL B. LANIER, III                 Director

----------------------------------------------------------
                 Campbell B. Lanier, III

                /S/ WILLIAM H. SCOTT, III                  Director

----------------------------------------------------------
                  William H. Scott, III



 EXHIBIT
 NUMBER                                                    EXHIBIT DESCRIPTION

     4         --    Form of Common Stock Certificate of the Company. (Filed as Exhibit 4 to registration statement on
                     Form S-1, File No. 333-00108, and incorporated herein by reference.)
    *5.1       --    Opinion of Hogan & Hartson L.L.P, counsel to the Company, regarding the validity of the securities being offered by ICG PST.
    23.1       --    Consent of Arthur Andersen LLP.
   *23.2       --    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
    24         --    Power of Attorney (included on signature page).


------------------------------
*  To be filed by amendment.